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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stonepath Group, Inc.:

We consent to the use of our reports included herein and to the reference to our firm under the headings "Experts" and "Selected Financial Data" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 26, 2005

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Consent of Independent Registered Public Accounting Firm